Exhibit 99.1

Contacts:      Pat Sheaffer or Ron Wysaske,
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Increases Earnings to $1.1 Million in First Quarter,
Led by Deposit and Loan Growth and Continued Improvements in Credit Quality

Vancouver, WA – July 19, 2011- Riverview Bancorp, Inc. (Nasdaq GSM: RVSB). (“Riverview” or the “Company”) today announced that it earned $1.1 million, or $0.05 per diluted share, in its first fiscal quarter ended June 30, 2011, compared to $1.8 million, or $0.16 per diluted share, in the first quarter a year ago. This is Riverview’s fifth consecutive profitable quarter as the Bank continues to grow and improve its credit quality.

“We continued to see top and bottom line improvements in the first quarter with positive earnings, improving asset quality and capital levels, and strong loan and deposit growth,” said Pat Sheaffer, Chairman and CEO. “We’re focused on quality at every level and it is paying off, notably with deposits growing more than $26 million during the quarter.  Additionally, we recently proceeded with converting our charter to a commercial bank.  We believe that the change in our organizational charter reflects our current operations and execution of our commercial banking strategy.”

Highlights (at or for the period ended June 30, 2011)

•
Income & Earnings: Earnings improved on a linked-quarter basis. Net income was $1.1 million, or $0.05 per diluted share, an increase from $854,000, or $0.04 per diluted share, reported in the fourth fiscal quarter ended March 31, 2011. This marks the fifth consecutive profitable quarter.

•
Balance Sheet Growth: Total deposits increased $26.3 million during the quarter to $742.9 million led by growth in customer branch deposits.  Total checking account balances increased $39.3 million, or 21.9%, from March 31, 2011. The Bank continues to have no wholesale brokered deposits. Net loans increased $5.3 million during the quarter as loan demand begins to return to our local markets. Increases were concentrated in single-family and multi-family residential mortgages.

•	Net Interest Margin (NIM): NIM during the first quarter remained strong at 4.66%.

•
Credit Quality: Nonperforming loans (NPLs) were $13.1 million, or 1.89% of total loans. The volume of new nonperforming loans has continued to decrease compared to levels experienced during the past fiscal year. In the first quarter, $1.9 million of loans were removed from non-accrual status, while $2.7 million of new loans were added. Net charge offs totaled $459,000 in the first quarter.

•	Real Estate Owned (REO): REO decreased to $27.2 million from $27.6 million at March 31, 2011. The decline is primarily due to the sale of existing properties and the slowdown of new problem credits.

•
Cost of Deposits: Sixteenth consecutive quarter of reduction in cost of deposits. Total deposit costs decreased by eight basis points from the prior quarter and 40 basis points from the first quarter a year ago.

•	Capital/Liquidity: Increased total risk-based capital ratio to 14.76% and remains very well capitalized. Liquidity remains robust with no outstanding borrowings.

•	Company Growth: Announced plans to open a new branch in Gresham, Oregon.

RVSB First Quarter Fiscal 2012 Results
July 19, 2011

Credit Quality

“Our asset quality continues to improve,” said Dave Dahlstrom, EVP and Chief Credit Officer. “The volume of new loans going into nonaccrual status has slowed significantly. Our diligence in this area is resulting in solid, steady progress in all areas of credit quality.”  NPLs totaled $13.1 million, or 1.89% of total loans at June 30, 2011. This is a decrease of 60% from June 30, 2010 when NPLs totaled $33.0 million, or 4.59% of total loans. Classified loans have also continued to decline from prior year levels.

REO was $27.2 million at June 30, 2011 as a result of the liquidation of REO properties and the slowdown in new problem credits. Riverview sold properties totaling $1.1 million during the quarter, offset by $775,000 in new properties acquired and has additional properties that it expects to be sold before the end of September.

Non-performing assets (NPAs) increased $410,000 during the first quarter of fiscal 2012 to $40.3 million, or 4.55% of total assets, compared to $39.9 million, or 4.65% of total assets, at March 31, 2011.  NPAs have decreased $19.5 million from their peak of $59.5 million, or 6.93% of total assets, at December 31, 2009. As was noted last quarter, the ongoing effort to work NPAs down and move them through the collection process is resulting in continued positive trends in asset quality.

The allowance for loan losses was $15.5 million at June 30, 2011 representing 2.23% of total loans and 117.92% of non-performing loans. The provision for loan losses was $950,000 in the first quarter compared to $500,000 in the preceding quarter and $1.3 million in the first quarter a year ago. Charge-offs for the first quarter totaled $459,000 compared to $3.0 million in the prior quarter.

Balance Sheet Review

Net loans increased $5.3 million to $677.9 million at June 30, 2011, compared to $672.6 million at March 31, 2011 and $697.8 million a year earlier. This is the second consecutive quarter we have seen increases in our loan balances,” said Ron Wysaske, President and COO. “We believe that this loan growth will continue as our local markets continue to recover.”

Riverview continues to reduce its exposure to land development and speculative construction loans, reducing the balance of these portfolios to $68.8 million at June 30, 2011 compared to $71.7 million in the prior quarter and $96.4 million a year ago. Speculative construction loans declined $2.2 million from the preceding quarter to $14.3 million, and represents only 2.1% of the total loan portfolio while land development loans declined to $54.5 million and represent 7.9% of the total loan portfolio at June 30, 2011.

The commercial real estate (CRE) loan portfolio totaled $360.8 million as of June 30, 2011, of which 29% was owner-occupied and 71% was investor-owned. At June 30, 2011, the CRE portfolio contained three loans totaling $1.3 million that were more than 90 days past due, representing 0.36% of the total CRE portfolio. During the fourth quarter, Riverview completed a new round of stress testing on its CRE portfolio. The results of the testing continued to show no significant systemic problems within this portfolio.

Deposits increased $26.3 million to $742.9 million at June 30, 2011 compared to $716.5 at March 31, 2011. Non-interest bearing deposits increased $11.4 million, or 11.1%, during the quarter and currently account for 15.3% of total deposits, compared to 12.4% at June 30, 2010. Riverview currently has no wholesale brokered deposits or funding. The loan to deposit ratio was 93% at June 30, 2011 compared to 96% three months earlier.

Net Interest Margin

Riverview’s net interest margin was 4.66% for the first quarter, compared to 4.71% in the preceding quarter and 4.79% in the first quarter a year ago. The decrease from the preceding quarter was due to a higher balance of cash and liquid assets held by the Bank. This increase in cash and liquid assets decreased the net interest margin by approximately eight basis points compared to the preceding quarter. The cost of total deposits was 0.69% during the current quarter, a decrease of eight basis points from the prior quarter and 40 basis points from the first quarter a year ago.

RVSB First Quarter Fiscal 2012 Results
July 19, 2011

Income Statement

First quarter net interest income was $8.8 million compared to $8.7 million in the preceding quarter and $9.0 million in the first quarter a year ago. Operating revenue, which consists of net interest income plus non-interest income, was $10.7 million in the first quarter compared to $10.4 million in the prior linked quarter, and $11.3 million in the first quarter a year ago.

Non-interest income was $1.9 million in the first quarter compared to $1.7 million in the preceding quarter and $2.2 million in the first quarter a year ago. The increase from prior quarter was due primarily to an increase in asset management fees and other fee income.

Non-interest expense was $8.2 million in the first quarter compared to $8.6 million in the prior quarter and $7.3 million in the first quarter a year ago. The decrease from prior quarter was due primarily to a decline in REO related expenses.

Riverview Asset Management Corp. (“RAMCorp”), a trust company subsidiary of the Bank, increased its fee income 20.0% compared to the same quarter in the prior year. RAMCorp fee income totaled $625,000 for the first quarter compared to $521,000 in the first quarter a year ago. Assets under management increased 27.9% to $358.6 million at June 30, 2011 compared to $280.3 million at June 30, 2010.

Capital and Liquidity

The Bank continues to maintain capital levels significantly in excess of the requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 14.76% and a Tier 1 leverage ratio of 11.06% at June 30, 2011. The Company also has an additional $12 million in assets that could be used in the future to boost the Bank’s capital levels or support future growth.

At June 30, 2011, the Bank had available liquidity of over $480 million, including nearly $300 million of borrowing capacity from the Federal Home Loan Bank of Seattle and the Federal Reserve Bank of San Francisco, and more than $80 million from cash and short-term investments. As of June 30, 2011, the Bank had no outstanding borrowings.

Company Growth

In June 2011, the Company announced plans to open a new branch in Gresham, Oregon. “We are looking ahead to continued success in growing our franchise,” stated Sheaffer. “We believe that Gresham represents a natural fit for Riverview and will allow us to further enhance our existing footprint, as well as grow our loan and deposit portfolios.”

Charter Conversion

As previously announced on July 8, 2011, the Bank has filed an application with the Washington Department of Financial Institutions to convert to a Washington chartered commercial bank. The Bank believes that a commercial bank charter more accurately reflects the Bank’s operating strategy and focus. The application is subject to regulatory approval.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

RVSB First Quarter Fiscal 2012 Results
July 19, 2011

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

	June 30,	March 31,	June 30,
(Dollars in thousands)	2011	2011	2010

Shareholders’ equity	$108,205	$106,944	$85,718
Goodwill	25,572	25,572	25,572
Other intangible assets, net	561	615	781

Tangible shareholders’ equity	$82,072	$80,757	$59,365

Total assets	$886,225	$859,263	$863,424
Goodwill	25,572	25,572	25,572
Other intangible assets, net	561	615	781

Tangible assets	$860,092	$833,076	$837,071

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $886 million, it is the parent company of the 88 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital, the amount of capital it intends to raise and its intended use of that capital. The credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; the Company’s compliance with regulatory enforcement actions; we have entered into with the OTS and the possibility that our noncompliance could result in the imposition of additional enforcement actions and additional requirements or restrictions on our operations; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2012 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB First Quarter Fiscal 2012 Results
July 19, 2011

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	June 30, 2011	March 31, 2011	June 30, 2010
ASSETS

Cash (including interest-earning accounts of $58,044, $37,349	$70,010	$51,752	$53,244
and $41,435)
Certificates of deposit held for investment	18,875	14,900	-
Loans held for sale	190	173	667
Investment securities held to maturity, at amortized cost	499	506	511
Investment securities available for sale, at fair value	6,506	6,320	6,727
Mortgage-backed securities held to maturity, at amortized	185	190	203
Mortgage-backed securities available for sale, at fair value	1,545	1,777	2,554
Loans receivable (net of allowance for loan losses of $15,459,
$14,968 and $19,565)	677,910	672,609	697,795
Real estate owned	27,213	27,590	14,908
Prepaid expenses and other assets	5,973	5,887	7,560
Accrued interest receivable	2,494	2,523	2,653
Federal Home Loan Bank stock, at cost	7,350	7,350	7,350
Premises and equipment, net	15,864	16,100	16,201
Deferred income taxes, net	9,375	9,447	11,197
Mortgage servicing rights, net	364	396	493
Goodwill	25,572	25,572	25,572
Core deposit intangible, net	197	219	288
Bank owned life insurance	16,103	15,952	15,501

TOTAL ASSETS	$886,225	$859,263	$863,424

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$742,859	$716,530	$715,573
Accrued expenses and other liabilities	9,037	9,396	8,224
Advance payments by borrowers for taxes and insurance	406	680	194
Federal Home Loan Bank advances	-	-	28,000
Junior subordinated debentures	22,681	22,681	22,681
Capital lease obligation	2,556	2,567	2,599
Total liabilities	777,539	751,854	777,271

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2011 – 22,471,890 issued and outstanding;	225	225	109
March 31, 2011 – 22,471,890 issued and outstanding;
June 30, 2010 – 10,923,773 issued and outstanding;
Additional paid-in capital	65,634	65,639	46,980
Retained earnings	44,294	43,193	40,643
Unearned shares issued to employee stock ownership trust	(670)	(696)	(773)
Accumulated other comprehensive loss	(1,278)	(1,417)	(1,241)
Total shareholders’ equity	108,205	106,944	85,718

Noncontrolling interest	481	465	435
Total equity	108,686	107,409	86,153

TOTAL LIABILITIES AND EQUITY	$886,225	$859,263	$863,424

RVSB First Quarter Fiscal 2012 Results
July 19, 2011

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended
(In thousands, except share data) (Unaudited)	June 30, 2011	March 31, 2011	June 30, 2010
INTEREST INCOME:
Interest and fees on loans receivable	$10,280	$10,239	$11,193
Interest on investment securities-taxable	45	49	55
Interest on investment securities-non taxable	12	12	15
Interest on mortgage-backed securities	16	18	26
Other interest and dividends	75	70	15
Total interest income	10,428	10,388	11,304

INTEREST EXPENSE:
Interest on deposits	1,230	1,337	1,901
Interest on borrowings	368	364	385
Total interest expense	1,598	1,701	2,286
Net interest income	8,830	8,687	9,018
Less provision for loan losses	950	500	1,300

Net interest income after provision for loan losses	7,880	8,187	7,718

NON-INTEREST INCOME:
Fees and service charges	1,042	916	1,099
Asset management fees	625	546	521
Gain on sale of loans held for sale	23	54	119
Bank owned life insurance income	151	150	150
Other	63	73	347
Total non-interest income	1,904	1,739	2,236

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,511	4,601	3,940
Occupancy and depreciation	1,163	1,180	1,141
Data processing	288	293	252
Amortization of core deposit intangible	22	24	26
Advertising and marketing expense	245	172	135
FDIC insurance premium	273	400	421
State and local taxes	179	136	171
Telecommunications	107	111	107
Professional fees	339	352	326
Real estate owned expenses	430	634	166
Other	600	663	580
Total non-interest expense	8,157	8,566	7,265

INCOME BEFORE INCOME TAXES	1,627	1,360	2,689
PROVISION FOR INCOME TAXES	526	506	924
NET INCOME	$1,101	$854	$1,765

Earnings per common share:
Basic	$0.05	$0.04	$0.16
Diluted	$0.05	$0.04	$0.16
Weighted average number of shares outstanding:
Basic	22,308,696	22,302,538	10,735,946
Diluted	22,309,353	22,302,538	10,735,946

RVSB First Quarter Fiscal 2012 Results
July 19, 2011

(Dollars in thousands)	At or for the three months ended
	June 30, 2011	March 31, 2011	June 30, 2010
AVERAGE BALANCES
Average interest–earning assets	$761,194	$748,907	$755,123
Average interest-bearing liabilities	636,935	639,503	656,099
Net average earning assets	124,259	109,404	99,024
Average assets	859,254	849,387	839,370
Average loans	691,394	685,507	729,851
Average deposits	715,610	705,456	699,483
Average equity	109,178	108,114	86,431
Average tangible equity	83,011	81,896	60,051

ASSET QUALITY	June 30, 2011	March 31, 2011	June 30, 2010

Non-performing loans	13,110	12,323	32,954
Non-performing loans to total loans	1.89%	1.79%	4.59%
Real estate/repossessed assets owned	27,213	27,590	14,908
Non-performing assets	40,323	39,913	47,862
Non-performing assets to total assets	4.55%	4.65%	5.54%
Net loan charge-offs in the quarter	459	2,995	3,377
Net charge-offs in the quarter/average net loans	0.27%	1.77%	1.86%

Allowance for loan losses	15,459	14,968	19,565
Average interest-earning assets to average
interest-bearing liabilities	119.51%	117.11%	115.09%
Allowance for loan losses to
non-performing loans	117.92%	121.46%	59.37%
Allowance for loan losses to total loans	2.23%	2.18%	2.73%
Shareholders’ equity to assets	12.21%	12.45%	9.93%

CAPITAL RATIOS
Total capital (to risk weighted assets)	14.76%	14.61%	12.61%
Tier 1 capital (to risk weighted assets)	13.50%	13.35%	11.36%
Tier 1 capital (to leverage assets)	11.06%	11.24%	9.78%
Tangible common equity (to tangible assets)	9.54%	9.69%	7.09%

DEPOSIT MIX	June 30, 2011	March 31, 2011	June 30, 2010

Interest checking	$105,363	$77,399	$78,837
Regular savings	37,855	37,231	32,837
Money market deposit accounts	229,994	236,321	209,588
Non-interest checking	113,780	102,429	89,006
Certificates of deposit	255,867	263,150	305,305
Total deposits	$742,859	$716,530	$715,573

RVSB First Quarter Fiscal 2012 Results
July 19, 2011

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
June 30, 2011		(Dollars in thousands)
Commercial	$84,158	$-	$-	$84,158
Commercial construction	-	-	9,164	9,164
Office buildings	-	92,795	-	92,795
Warehouse/industrial	-	48,338	-	48,338
Retail/shopping centers/strip malls	-	85,591	-	85,591
Assisted living facilities	-	35,487	-	35,487
Single purpose facilities	-	98,583	-	98,583
Land	-	54,562	-	54,562
Multi-family	-	50,035	-	50,035
One-to-four family	-	-	16,760	16,760
Total	$84,158	$465,391	$25,924	$575,473

March 31, 2011		(Dollars in thousands)
Commercial	$85,511	$-	$-	$85,511
Commercial construction	-	-	8,608	8,608
Office buildings	-	95,529	-	95,529
Warehouse/industrial	-	49,627	-	49,627
Retail/shopping centers/strip malls	-	85,719	-	85,719
Assisted living facilities	-	35,162	-	35,162
Single purpose facilities	-	98,651	-	98,651
Land	-	55,258	-	55,258
Multi-family	-	42,009	-	42,009
One-to-four family	-	-	18,777	18,777
Total	$85,511	$461,955	$27,385	$574,851

LOAN MIX	June 30, 2011	March 31, 2011	June 30, 2010
	(Dollars in thousands)
Commercial and construction
Commercial	$84,158	$85,511	$106,002
Other real estate mortgage	465,391	461,955	455,106
Real estate construction	25,924	27,385	68,717
Total commercial and construction	575,473	574,851	629,825
Consumer
Real estate one-to-four family	115,578	110,437	84,956
Other installment	2,318	2,289	2,579
Total consumer	117,896	112,726	87,535

Total loans	693,369	687,577	717,360

Less:
Allowance for loan losses	15,459	14,968	19,565
Loans receivable, net	$677,910	$672,609	$697,795

RVSB First Quarter Fiscal 2012 Results
July 19, 2011

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
June 30, 2011	(Dollars in thousands)
Non-performing assets

Commercial	$ -	$ 949	$ 1,711	$ -	$ -	$ 2,660
Commercial real estate	-	530	751	-	-	1,281
Land	-	-	1,525	-	1,379	2,904
Multi-family	-	-	-	-	-	-
Commercial construction	-	-	-	-	-	-
One-to-four family construction	1,876	2,087	-	-	-	3,963
Real estate one-to-four family	460	310	1,513	19	-	2,302
Consumer	-	-	-	-	-	-
Total non-performing loans	2,336	3,876	5,500	19	1,379	13,110

REO	4,219	8,938	10,184	3,872	-	27,213

Total non-performing assets	$ 6,555	$ 12,814	$ 15,684	$ 3,891	$ 1,379	$ 40,323

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
June 30, 2011	(Dollars in thousands)
Land and Spec Construction Loans

Land Development Loans	$ 6,068	$ 4,156	$ 35,669	$ -	$ 8,632	$ 54,525
Spec Construction Loans	1,876	8,548	3,537	294	-	14,255

Total Land and Spec Construction	$ 7,944	$ 12,704	$ 39,206	$ 294	$ 8,632	$ 68,780

RVSB First Quarter Fiscal 2012 Results
July 19, 2011

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2011	March 31, 2011	June 30, 2010

Efficiency ratio (4)	75.99%	82.16%	64.55%
Coverage ratio (6)	108.25%	101.41%	124.13%
Return on average assets (1)	0.51%	0.41%	0.84%
Return on average equity (1)	4.04%	3.20%	8.19%

NET INTEREST SPREAD
Yield on loans	5.96%	6.06%	6.15%
Yield on investment & mortgage-backed securities	2.93%	3.12%	3.38%
Total yield on interest earning assets	5.50%	5.63%	6.01%

Cost of interest bearing deposits	0.81%	0.88%	1.25%
Cost of FHLB advances and other borrowings	5.85%	5.83%	3.37%
Total cost of interest bearing liabilities	1.01%	1.08%	1.40%

Spread (7)	4.49%	4.55%	4.61%
Net interest margin	4.66%	4.71%	4.79%

PER SHARE DATA
Basic earnings per share (2)	$0.05	$0.04	$0.16
Diluted earnings per share (3)	0.05	0.04	0.16
Book value per share (5)	4.82	4.76	7.85
Tangible book value per share (5)	3.65	3.59	5.43
Market price per share:
High for the period	$3.18	$3.21	$3.81
Low for the period	2.80	2.69	2.24
Close for period end	3.07	3.04	2.43

Average number of shares outstanding:
Basic (2)	22,308,696	22,302,538	10,735,946
Diluted (3)	22,309,353	22,302,538	10,735,946

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.

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